UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2026
AppFolio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37468	26-0359894
(Commission File Number)	(IRS Employer Identification Number)
70 Castilian Drive
Santa Barbara, CA 93117
(Address of principal executive offices)
Registrant’s telephone number, including area code: (805) 364-6093
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	APPF	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)     On June 26, 2026, Andreas von Blottnitz and Janet Kerr retired, effective as of June 29, 2026, from the Board of Directors of AppFolio, Inc. (the “Company”), including any committees of the Board on which they served, and, in the case of Mr. von Blottnitz, from his service as Chairman of the Board (the “Retirements”). Mr. von Blottnitz and Ms. Kerr had served as directors since 2007 and 2015, respectively. Neither of the Retirements is due to any disagreement with the Company or on any matter relating to its operations, policies or practices.
(d)     On June 26, 2026, the Board of Directors of the Company (the “Board”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”), elected, effective as of June 29, 2026, Diya Jolly and Michael Yang to the Board as Class I Directors to fill the vacancies on the Board created by the Retirements. Ms. Jolly and Mr. Yang will serve on the Board until the 2028 Annual Meeting of Stockholders and until her or his successor is duly elected and qualified or until her or his earlier death, resignation or removal.
In connection with their election, the Board determined that each of Ms. Jolly and Mr. Yang qualifies as an independent director under the applicable Nasdaq and SEC rules. There were no arrangements or understandings between Ms. Jolly or Mr. Yang and any other persons, pursuant to which she or he was selected as a director. No information is required to be disclosed with respect to Ms. Jolly or Mr. Yang or her or his immediate family members pursuant to Item 404(a) of Regulation S-K. Each of the new directors will receive the same compensation and equity awards as the Company’s other non-employee directors as described in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders under the caption “Director Compensation Policy,” subject to the updates set forth below. The Company will enter into its standard form of indemnification agreement with each of the new directors.
Ms. Jolly is the Chief Product and Technology Officer of Xero Limited (ASX: XRO), a global cloud-based accounting and financial technology platform for small businesses, a position she has held since April 2023. From July 2019 to April 2023, Ms. Jolly served as the Chief Product Officer of Okta, Inc. (Nasdaq: OKTA), a workforce and customer identity software. Prior to that, Ms. Jolly spent more than seven years at Google, a subsidiary of Alphabet Inc. (Nasdaq: GOOGL), in product leadership roles, including as Vice President of Product Management. Earlier in her career, she held product management roles at FreeWheel and Microsoft Corporation (Nasdaq: MSFT) and served as a business analyst at McKinsey & Company. She served on the Board of Directors of ServiceTitan, Inc. (Nasdaq: TTAN) from June 2021 to June 2024. Ms. Jolly received a B.S. in Electrical Engineering and Economics from the University of Michigan and an M.B.A. from Harvard Business School.
Mr. Yang is a Partner at Investment Group of Santa Barbara, a private investment company he joined in July 2018. Since December 2020, he has also served as Founder and CEO of Toro TMS, a vertical software company serving the trucking and transportation industry. Previously, he held management and investing roles at McKinsey & Company, U.S. Steel and Tiger Management. He holds a B.A. from Northwestern University and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar.
In connection with the aforementioned changes to the Board, on June 26, 2026, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, also (1) appointed Shane Trigg, the Company’s President and Chief Executive Officer and a Class III director, as the Chairman of the Board to succeed Mr. von Blottnitz in that role, (2) established the position of Lead Independent Director, (3) appointed Winifred Webb, a Class III director, as the Lead Independent Director, and (4) appointed (a) Saori Casey, a Class II director, to the Audit Committee of the Board, (b) Ms. Casey and Mr. Yang to the Compensation Committee of the Board, (c) Mr. Yang to the Nominating and Corporate Governance Committee, and (d) Ms. Jolly to the Risk and Compliance Oversight Committee of the Board, in each case effective as of June 29, 2026.
In addition, on June 26, 2026, the Board, upon the recommendation of the Compensation Committee, approved, effective as of June 29, 2026, the following updates to the Company’s compensation program for its non-employee directors: (1) Committee Chairs will receive an annual retainer of $40,000 rather than $50,000; (2) the annual equity award for non-employee directors will have a grant date fair market value of $200,000, increased from $150,000; and (3) the Lead Independent Director will receive an additional annual cash retainer of $40,000 for her service as the Lead Independent Director. No other changes were made to the Company’s compensation program for its non-employee directors as described in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders under the caption “Director Compensation Policy.” Mr. Trigg will not receive any separate compensation for his service as the Chairman of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2026	AppFolio, Inc.

By: /s/ Evan Pickering
Name: Evan Pickering
Title: General Counsel